                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                          GTECH HOLDINGS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

-
                                      LOGO

                           GTECH HOLDINGS CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JULY 14, 1997

                            ------------------------

To Our Shareholders:

     The Annual Meeting of Shareholders of GTECH Holdings Corporation (the "Company") will be held at 9:00 o'clock a.m. on Monday, July 14, 1997, at the Holiday Inn at the Crossings, 801 Greenwich Avenue, Warwick, Rhode Island, for the following purposes:

     1. To elect two directors to serve for a three-year term;

     2. To vote on a proposal to approve the Company's 1997 Stock Option Plan;
        and

     3. To transact such other business as may properly come before the Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on May 28, 1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

     All shareholders are cordially invited to attend the Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. Returning your proxy card does not deprive you of your right to attend the Meeting and vote your shares in person.

                                           By order of the Board of Directors,

                                           Cynthia A. Nebergall, Secretary

June 3, 1997

                           GTECH HOLDINGS CORPORATION
                               55 TECHNOLOGY WAY
                            WEST GREENWICH, RI 02817

                                PROXY STATEMENT

     This proxy statement, which is being sent to shareholders on or about June 6, 1997, is furnished in connection with the solicitation of proxies by the Board of Directors of GTECH Holdings Corporation (the "Company") for use at the forthcoming Annual Meeting of Shareholders to be held on July 14, 1997 (the "Meeting"), and at any adjournments thereof.

     At the close of business on May 28, 1997, the record date for determination of shareholders entitled to notice of, and to vote at, the Meeting, there were outstanding an aggregate of 42,024,810 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), the Company's only class of securities entitled to vote at the Meeting.

VOTING AND REVOCABILITY OF PROXIES

     Each share of Common Stock is entitled to one vote on all matters to come before the Meeting. In the election of directors, assuming a quorum is present, the two nominees receiving the highest number of votes cast at the Meeting will be elected. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Meeting is required for approval of Proposal 2, assuming that the total vote cast with respect to such Proposal represents a majority of the outstanding shares of Common Stock entitled to vote at the Meeting. If a proxy is marked as "withhold authority" or "abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "Specified Non-Vote"), the shares represented by such proxy will not be voted on such matter. Abstentions on Proposal 2 will be included within the number of shares present at the Meeting and entitled to vote for purposes of determining whether such matter has been authorized, but broker and other Specified Non-Votes will not be so included.

     Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but your mere attendance at the Meeting will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card. Unless contrary instructions are given, your proxy will be voted FOR the election of the two nominees for director, as provided under "Election of Directors" below, FOR approval of the Company's 1997 Stock Option Plan and, to the extent permitted by applicable rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournments.

                           1.  ELECTION OF DIRECTORS

     The Certificate of Incorporation and the By-laws of the Company provide that the number of directors shall be such number not less than six and not more than twelve, as the Board may designate, from time to time, by resolution, to be divided into three classes as nearly equal in number as possible, and the Board of Directors has by resolution designated that eight directors shall constitute the whole Board. The class which comes up for election at the Meeting consists of two directors to be elected for a three-year term. Carl H. Freyer, who has been a director since 1990 and whose present term expires at the Meeting, is retiring from the Board effective as of the Meeting. The Board of Directors has nominated, and recommends the election by the shareholders of, the following two persons to serve as directors of the Company until the 2000 Annual Meeting, and until their successors are elected and have qualified, subject to earlier death, resignation, retirement or removal from office:

                               Burnett W. Donoho
                    Lt. Gen. (Ret.) Emmett Paige, Jr. (USA)

     Mr. Donoho presently is serving as a director of the Company.

     Although the Board of Directors has no reason to believe that either of the nominees will be unable to serve, if such should occur, proxies will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than two directors.

     The following table sets forth, as of May 12, 1997, certain information with respect to each of the above nominees for election as a director at the Meeting and each director whose term of office will continue after the Meeting:

NOMINEES FOR ELECTION AT THE MEETING:

                                                                                          PRESENT
                                                                           DIRECTOR        TERM
                      NAME, AGE AND OCCUPATION (1)                          SINCE         EXPIRES
-------------------------------------------------------------------------  --------       -------
Burnett W. Donoho, 57....................................................    1992(2)        1997
  Vice Chairman and Chief Operating Officer of Montgomery Ward, Inc., a
  privately held department store, since February 1997. Previously, Mr.
  Donoho was a self-employed Retail Consultant from December 1994 through
  February 1997; the Vice Chairman and Chief Operating Officer of Macy's
  East, a division of R. H. Macy & Co., Inc., a department store chain, from July 1992 until December 1994; a member of Ernst & Young's Great
  Lakes Management Consulting Group from June 1991 to June 1992;
  consultant to and superintendent of the Chicago Public Schools from
  November 1990 to May 1991; and President of Marshall Field and Co., a
  department store chain, from 1984 to June 1990. In January 1992, R. H.
  Macy & Co., Inc. filed a petition for protection under Chapter 11 of the Federal bankruptcy laws. Mr. Donoho is also a director of
  OfficeMax, Inc.

Lt. Gen. (Ret.) Emmett Paige, Jr. (USA), 66..............................        (3)            (3)
  President and Chief Operating Officer of OAO Corporation, a systems engineering and information systems and services company, from August
  1988 through May 1993 and again since May 24, 1997. Previously, General
  Paige had spent a 41-year career with the United States Army, working his way up through the Army ranks and had served as the Assistant
  Secretary of Defense for command, control, communications, computers and intelligence from May 1993, and as the Department of Defense chief information officer from August 1996, until May 23, 1997.
DIRECTORS WHOSE TERMS CONTINUE BEYOND THE MEETING:
Guy B. Snowden, 51 (4)...................................................    1980           1998
  Chairman, Chief Executive Officer and Member of the Executive Operating
  Committee of the Company. Mr. Snowden was a co-founder of GTECH
  Corporation (the Company's chief operating subsidiary) and has been its
  Chief Executive Officer since its inception in 1980. He served as
  Chairman from 1987 to 1990 and was President from 1981 to 1987 and 1989 through December 1994. Mr. Snowden is a director of Pendaries Petroleum
  Limited.

Victor Markowicz, 52.....................................................    1980           1999
  Vice Chairman and Member of the Executive Operating Committee of the
  Company. Mr. Markowicz was a co-founder of GTECH Corporation and served as Vice Chairman from 1987 to 1990, Senior Vice President from 1988 to
  1989 and Executive Vice President, Secretary from 1981 to 1988 and
  Co-Chairman from 1992 to 1996.

                                                                                          PRESENT
                                                                           DIRECTOR        TERM
                      NAME, AGE AND OCCUPATION (1)                          SINCE         EXPIRES
-------------------------------------------------------------------------  --------       -------
William Y. O'Connor, 52 (4)..............................................    1995           1999
  President and Chief Operating Officer of the Company since December
  1994. Previously, Mr. O'Connor was the President and Chief Executive
  Officer of Ascom Timeplex, a telecommunications company, from 1992 to
  1994, and prior to this was Corporate Senior Vice President and
  President of the Broadband Communications Group of Scientific Atlanta,
  Inc. from 1987 to 1992.

Robert M. Dewey, Jr., 65.................................................    1995           1998
  Chairman of Autranet, Inc., a wholly-owned subsidiary of Donaldson,
  Lufkin & Jenrette, Inc. ("DLJ"), an investment banking firm. Mr. Dewey was Managing Director, Institutional Equities Division, of Donaldson,
  Lufkin & Jenrette Securities Corporation, a subsidiary of DLJ, from
  1983 through June 1995.

The Rt. Hon. Lord Moore of Lower Marsh, P.C., 59.........................    1992           1998
  European Chairman and a director of The Monitor Company, a strategic consulting company, since October 1990. Previously, Lord Moore held various ministerial posts in the Government of the United Kingdom, most recently as Secretary of State for Social Security from July 1988 to
  July 1989 and as Secretary of State for Health and Social Services from
  1987 to 1988. Lord Moore is also the Chairman and a director of Credit
  Suisse Asset Management (UK) Holding Limited, Credit Suisse Asset
  Management Limited and Credit Suisse Asset Management (Australia);
  Deputy Chairman and a director of Rolls-Royce plc; a director of BEA
  Associates, Inc., Blue Circle Industries plc, C S First Boston
  Australia Investment Management Limited, Marvin & Palmer Inc., The
  Central European Growth Fund plc and Camelot Holdings Limited; and the
  President of Energy Saving Trust Ltd., a not-for-profit energy conservation organization.

Anthony Ruys, 49.........................................................    1996           1999
  Vice Chairman of the Executive Board of Heineken N.V., a
  Netherlands-based international brewery group, since 1996 and a Board
  Member since 1993. He served in increasingly senior positions within the Unilever Group, a Netherlands and U.K.-based consumer goods conglomerate, from 1974 to 1993.

---------------
(1) Except as otherwise noted, the named individuals have had the occupations indicated (other than directorships) for at least five years. The indicated employment and directorship histories with the Company for periods prior to the acquisition of GTECH Corporation by the Company in February 1990 refer to positions held with GTECH Corporation. The Company was formed in 1989 for the purpose of making the acquisition.

(2) Mr. Donoho was a director of the Company from May 1990 to June 1991 and was again elected a director of the Company in October 1992.

(3) General Paige has not previously served as a director of the Company.

(4) In May 1997, the Company and Mr. Snowden announced that Mr. O'Connor had been elected Chief Executive Officer of the Company by the Company's Board of Directors effective July 14, 1997, the date of the Meeting. See "Additional Information -- Employment-Severance Agreements and Arrangements," below.

VOTING AGREEMENTS, NOMINATION OF DIRECTORS AND RELATED MATTERS

     The Company and certain of its shareholders entered into an Amended and Restated Stockholders Agreement in July 1992, which was subsequently amended (the "Stockholders Agreement"), providing, among other things, for the nomination of and voting for directors of the Company. The principal parties to these provisions were: (i) DLJ Capital Corporation ("DLJCC"), a subsidiary of DLJ, and certain related persons; (ii) Messrs. Snowden, Markowicz and certain other members of management of the Company

(collectively, the "Management Investors"); and (iii) Norwest Bank Fort Wayne, N.A. (formerly known as Lincoln National Bank and Trust Company of Fort Wayne), as trustee (the "Voting Trustee") under a voting trust agreement (the "Voting Trust Agreement"), pursuant to which DLJCC and related persons deposited all of their shares of Common Stock in excess of 5% of the Company's outstanding Common Stock.

     The applicable voting provisions of the Stockholders Agreement required that each of the parties subject to such provisions who held shares of voting stock of the Company vote for the election to the Board of Directors of the Company of the following individuals: (i) three individuals nominated by DLJCC;
(ii) three individuals nominated from among and by the Management Investors;
(iii) one individual nominated by the Voting Trustee; and (iv) two individuals who are not affiliated with any of the other principal stockholders. The following current directors originally were nominated to serve their respective terms pursuant to the Stockholders Agreement: Mr. Dewey, by DLJCC; Messrs. Snowden, Markowicz and O'Connor, by the Management Investors; and Mr. Freyer, by the Voting Trustee. Mr. Donoho and Lord Moore were selected by the Board as the Independent Nominees.

     In June 1996, DLJCC and related persons and certain Management Investors consummated an underwritten public offering of shares of Common Stock of the Company pursuant to which DLJ and its affiliates ceased to be major shareholders of the Company. As a result of this offering, the Voting Trust Agreement and the voting provisions of the Stockholders Agreement described above terminated, and Joel J. Cohen and Carl B. Menges, who were serving as directors as the nominees of DLJCC, retired from the Board.

     The Company's Nominating Committee (see below) has recommended to the Board of Directors that Mr. Donoho and General Paige be approved, and Mr. Donoho and General Paige have been approved, as the Board's nominees for election as directors at the Meeting.

     The Company's By-laws (Article III, Section 3) also permit shareholders entitled to vote in the election of directors to nominate candidates for election as directors, but only if written notice of a shareholder's intention to do so has been received by the Company: (i) with respect to an election to be held at an Annual Meeting of shareholders, not less than 60 nor more than 90 days prior to the first anniversary date of the preceding year's Annual Meeting, except that if the date of the Annual Meeting at which the election is to be held is more than 20 days earlier or later than such anniversary date (as is the case with the 1997 Annual Meeting), such notice must be received by the Company not later than 10 days after the date the Company mails to shareholders the notice of the Annual Meeting; and (ii) with respect to an election to be held at a special meeting of shareholders, not later than 10 days after the Company mails to shareholders notice of such special meeting. The By-laws set forth specific requirements for a shareholder's notice of intention to nominate directors, including, without limitation, specified information concerning the nominating shareholder and the person(s) proposed to be nominated, and reference is made to such By-laws for such requirements.

INFORMATION CONCERNING MEETINGS AND CERTAIN COMMITTEES

     The Board of Directors held five formal meetings during fiscal 1997, and also conferred informally and took formal action by unanimous written consent on a number of additional occasions. The Board has an Audit Committee, a Compensation Committee and, since October 1996, a Nominating Committee. The Audit Committee's present members are Messrs. Donoho and Freyer and Lord Moore. In addition, Joel J. Cohen, a former director of the Company, who retired from the Board in June 1996, was a member of the Audit Committee during a portion of fiscal 1997. The Audit Committee makes recommendations to the Board of Directors concerning the engagement and retention of the Company's independent auditors and reviews with the Company's management and financial personnel and with the Company's independent auditors the results of the independent auditors' auditing engagement, the adequacy of the Company's system of internal controls, and matters relating to the Company's financial statements. The Audit Committee held two formal meetings during fiscal 1997. The Compensation Committee's current members are Messrs. Freyer and Donoho. Mr. Donoho was appointed to the Compensation Committee to fill the vacancy created by the June 1996 resignation of Mr. Cohen, who was a member of the Compensation Committee during a portion of fiscal 1997. The Compensation Committee is responsible for administering the Company's stock option and certain other compensation plans and is authorized to review specific executive compensation arrangements referred to it and to recommend policies respecting the compensation of executive officers of the Company generally. The Compensation Committee did not hold any formal meetings during fiscal 1997 but had several informal meetings, conferred informally and took formal action by unanimous consent on a number of occasions. During fiscal 1997, the Board appointed a Nominating Committee consisting of Messrs. Snowden and Donoho and Lord Moore. The Nominating Committee makes recommendations to the Board concerning qualified candidates for election as directors. The Nominating Committee has no formal procedure for considering potential candidates recommended by shareholders. The Nominating Committee did not hold any formal meetings during fiscal 1997, but conferred informally and made recommendations to the Board of Directors on several occasions respecting nominees to fill vacancies in the Board of Directors.

     During fiscal 1997, all directors attended in person or by conference telephone at least 75% of the total number of formal meetings of the Board of Directors and committees of the Board on which they served.

COMPENSATION OF DIRECTORS

     During most of fiscal 1997, directors who were not employees of the Company or nominees of DLJCC received annual directors' fees at the rate of $20,000 per year, plus $750 per day (other than for a day on which there was a meeting of the Board) for attending committee or other meetings or functions relating to Company business, plus $750 per day (other than a day for which such director received the aforementioned $750 per diem) for any day during which such director was required to spend more than five hours in connection with certain administrative matters relating to the Company's business. Effective January 31, 1997, the annual directors' fee paid to non-employee directors was increased to $30,000 and the per diem fees paid to them was increased to $1,000. Mr. Dewey, who had been a nominee of DLJCC, commenced receiving such director's fees in July 1996 following DLJCC's and its affiliates' ceasing to be major shareholders in the Company.

     At the 1996 Annual Meeting, the Company's shareholders approved the adoption of the Company's 1996 Non-Employee Directors' Stock Option Plan (the "1996 Plan") which provides for the automatic grant to each non-employee ("outside") director, shortly following the 1996, 1997 and 1998 Annual Meetings, of a nonqualified stock option for 10,000 shares of Common Stock with a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant. Pursuant to the 1996 Plan, on September 12, 1996, each of the five then outside directors (Messrs. Dewey, Donoho, Freyer and Ruys and Lord Moore) was granted such a 10,000 share option with an exercise price of $27 5/8 per share. Mr. Donoho and Lord Moore also hold 4,500 and 3,000 stock units, respectively, granted under the Company's 1992 Outside Directors' Stock Unit Plan (the "DSU Plan") in 1994 and 1995, respectively. Mr. Donoho's stock units will vest into a similar number of shares of Common Stock at the time of the 1997 Annual Meeting, and Lord Moore's stock units will so vest at the time of the 1998 Annual Meeting. No other directors hold stock units under the DSU Plan, and that Plan terminated in 1996.

                   2.  APPROVAL OF THE 1997 STOCK OPTION PLAN

     At the meeting, the shareholders also will be asked to approve the 1997 Stock Option Plan (the "1997 Plan") which was unanimously adopted by the Company's Board of Directors in May 1997. A summary of the terms of the 1997 Plan appears below, and a copy of the Plan is attached as an Appendix to this proxy statement.

     The Board approved the 1997 Plan, which authorizes the granting of options to purchase up to 2,800,000 shares of Common Stock ("Shares"), because it firmly believes that having such Shares available for the granting of options is an essential element of compensation if the Company is to be able, in this highly competitive environment, to hire, retain and motivate the highly qualified officers and other key employees upon which the Company's continued success will, in large part, depend. (It should be noted that non-employee directors and Messrs. Snowden and Markowicz are not eligible to receive options under the 1997 Plan.) The Board further believes that the type of options which would be granted under the 1997 Plan are a particularly beneficial form of compensation because, since their exercise price is equal to the fair market value on the date of grant, the options only become of real value if the price of the Shares rises. Thus, the interests of optionees and other shareholders are closely aligned in having the Company prosper and Share value increase.

     The Company currently has another option plan for officers and key employees, the 1994 Stock Option Plan (the "1994 Plan"), but, as of May 24, 1997 only 341,500 Shares remained available for future grants of options under that Plan. That number is clearly insufficient to meet the Company's needs and has led the Board to request shareholder approval of the 1997 Plan. If the 1997 Plan is approved at the 1997 Annual Meeting, it is the intention of the Board to freeze the 1994 Plan and not grant any further options under the 1994 Plan after the Annual Meeting.

     As of the date of this proxy statement, no options have been granted under the new 1997 Plan, and the Compensation Committee (which is responsible for granting options under the 1997 Plan) has not made any final determination as to the granting of any specific options under the Plan. In fact, it is presently anticipated that, except possibly for new hires, relatively few, if any, options will be granted under the 1997 Plan until after the end of fiscal 1998 (which ends February 28, 1998). While it can be expected that significant numbers of options will be granted to executive and other officers under the 1997 Plan, it is the intention of the Compensation Committee to grant options under the Plan to a considerably broader number of persons than previously has been the case. At present, approximately 300 persons (consisting of approximately 15 officers of the Company and 285 other key employees) would be eligible for grants under the 1997 Plan. It is presently believed that the number of shares authorized for issuance under the 1997 Plan will satisfy the Company's anticipated need for option grants through fiscal 2001. Reference is made to "Additional
Information -- Fiscal Year-End Options Value Table" herein for additional information concerning grants, exercises and holdings of options under the 1994 Plan during fiscal 1997.

     THE BOARD OF DIRECTORS BELIEVES THAT THE 1997 STOCK OPTION PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS A VOTE FOR APPROVAL OF SUCH PLAN.

SUMMARY OF THE 1997 PLAN

     The following description of the 1997 Plan is intended merely as a summary of the principal features of the Plan and is qualified in its entirety by reference to the provisions of the Plan itself which is attached as an Appendix to this proxy statement.

     The 1997 Plan authorizes up to an aggregate of 2,800,000 Shares for the granting of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) ("ISOs") and/or nonqualified stock options ("NQSOs"). Generally, Shares subject to options granted under the 1997 Plan which remain unexercised upon expiration or earlier termination of such options will once again become available for the granting of options under the Plan, but the Plan does not permit, without shareholder approval, the repricing of options, except in connection with capital adjustments and corporate transactions as contemplated in Section 3(b) of the Plan. Authorized but unissued Shares or treasury Shares may be issued under the Plan.

     The 1997 Plan is to be administered by a Committee of the Board (currently the Compensation Committee, the "Committee") consisting of not less than two directors, which Committee is given broad discretion under the Plan. Committee members are not eligible to participate in the Plan. The Plan authorizes the Committee to grant ISOs and/or NQSOs to officers (including officers who also are directors, but excluding Messrs. Snowden and Markowicz who are ineligible) and other key employees of the Company and its subsidiaries. There currently are approximately 300 officers and employees eligible for participation in the Plan, although this number is subject to increase or decrease in the future.

     The exercise price of options granted under 1997 Plan must be at least equal to the fair market value of the Shares on the date of grant of the option. No participant in the Plan may be granted options under the Plan in any calendar year to purchase more than 150,000 Shares. Options under the Plan may not extend for more than ten years and become exercisable at such time or times as the Committee may specify, but not earlier than six months from the date of grant, except in limited circumstances. Under certain circumstances, the Plan permits the exercise price of options to be paid in whole or in part by having the Company withhold

Shares issuable pursuant to the options or by delivery to the Company by the optionee of other previously acquired shares of Common Stock of the Company. The Plan similarly permits the withholding of Shares issuable upon exercise of NQSOs to satisfy withholding taxes. Options under the Plan are not transferable by optionees other than by will, or pursuant to the laws of descent and distribution, except to the extent otherwise permitted by the Committee and, with respect to ISOs, by the Internal Revenue Code.

     In the event of termination of an optionee's employment by reason of death, disability, retirement, or without Cause (as defined in the 1997 Plan), the Committee has broad discretion in determining if and to what extent options held by such optionee will be terminated, will remain exercisable or will be exercisable on an accelerated basis, except that no such option may be exercised after the earlier of: (i) the expiration of the stated term of such option; or
(ii) three years (or, in the case of ISOs, such shorter period as may be required under the Internal Revenue Code) after the date of termination of such optionee's employment. If an optionee's employment is terminated for Cause, all such optionee's unexercised options will terminate unless otherwise determined by the Committee.

     The number of Shares authorized for issuance under 1997 Plan, the maximum number of Shares with respect to which options may be granted to any individual optionee, and the number of Shares issuable under (and the option price of) outstanding options are subject to adjustment in the event of a stock split, stock dividend or similar change in the capitalization of the Company. The Plan further provides that, in the event of a merger, consolidation or other specified corporate transactions, options shall be assumed by the surviving or successor corporation, if any. However, the Plan authorizes the Committee, in its discretion, to terminate all or a portion of the outstanding options in the event of such a corporate transaction and further authorizes the Committee, in its discretion, to accelerate the exercise date of all or a portion of any options to be so terminated. Subject to certain limitations, the Committee also has the authority under the Plan to change the terms of any outstanding option to reflect any such corporate transaction. In the event of a Change-In-Control (as defined in the 1997 Plan) of the Company, all unexercised vested and nonvested outstanding options will automatically vest and become fully exercisable unless otherwise determined by the Committee.

     The Committee may amend the terms of any option prospectively or retroactively subject to certain limitations. Subject to certain limitations, the Board of Directors also may discontinue or amend the 1997 Plan as it deems necessary, but no discontinuance or amendment which would materially impair the rights of an optionee with respect to an outstanding option may be made without his or her consent. Further, subject to certain exceptions, shareholder approval generally will be required for any amendment which would materially: (i) increase the benefits accruing to executive officers or directors under the Plan; (ii) increase the number of Shares which may be issued under the Plan;
(iii) modify the requirements as to eligibility to participate in the Plan; or
(iv) extend the duration of the Plan. Unless earlier terminated by the Board of Directors, the Plan will automatically terminate in May 2007, although options granted prior to such termination may be exercised after termination in accordance with their terms.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Company has been advised that, under present federal tax laws and regulations, the Federal income tax consequences to the Company and to the employees receiving stock options pursuant to the 1997 Plan are as described below. The following discussion is only a brief summary of such tax consequences, is not intended to be all inclusive or to constitute tax advice, and, among other things, does not cover possible state, local or foreign tax consequences or proposed changes in the federal tax laws currently being discussed in the U.S. Congress.

     Upon the grant or exercise of an ISO, no income will be realized by the optionee for federal income tax purposes (although, upon exercise, the excess of the fair market value of the Shares over the exercise price will generally be included in the optionee's alternative minimum taxable income), and the Company will not be entitled to any deduction. If the Shares received on the exercise of an ISO are not disposed of within one year following the date of the transfer of such shares to the optionee, or within two years following the date of the grant of the option, any profit realized by the optionee upon the disposition of such Shares will be taxed as long-term capital gain. In such event, no deduction will be allowed to the Company. If the Shares are disposed of within the aforesaid one-year or two-year periods, the excess of the fair market value of the Shares on the date of exercise or, if less, the amount realized on disposition of such Shares, over the exercise price of such Shares generally will be taxable as ordinary income to the optionee at the time of disposition, and the Company will be entitled to a corresponding deduction at such time, subject to the extent applicable, to limitations on deductibility imposed by Internal Revenue Code Section 162(m) discussed below.

     Upon the grant of a NQSO, no income will be realized by the optionee for federal income tax purposes. Upon the exercise of such an option, the amount by which the fair market value of the Shares at the time of exercise exceeds the exercise price will be taxed as ordinary income to the optionee, and the Company will be entitled to a corresponding deduction, subject to possible limitations imposed by Internal Revenue Code Section 162(m) discussed below.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows tax deductions to public companies for compensation in excess of $1 million paid or accrued in taxable years beginning after January 1, 1994 to certain executive officers (generally consisting of the chief executive officer and the four other highest paid executive officers), unless such compensation is of a type that qualifies for exemption from that limitation. One such exemption is for performance based compensation, which can include compensation under a stock option plan, provided that certain requirements, including administration of the plan by "outside directors" and shareholder approval of the plan are met. The Board of Directors intends to try to comply with such requirements with respect to the 1997 Plan to the extent reasonably practicable, but there can be no assurance that the 1997 Plan will initially or in the future so comply.

     Various additional tax consequences may apply to the granting, acceleration and exercise of options and to the disposition of Shares thereunder, but such consequences are beyond the scope of this summary.

                               3.  OTHER MATTERS

     The Board of Directors knows of no matters to be presented for action at the Meeting other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the meeting or any adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by applicable rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting such proxies.

                             ADDITIONAL INFORMATION

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of May 28, 1997, certain information concerning the beneficial ownership of Common Stock by: (i) each person who was known by the Company to be the beneficial owner of more than 5% of such shares;
(ii) each director and nominee for director of the Company; (iii) each of the five executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement; and (iv) all directors and executive officers of the Company, as a group. Such information is based upon information provided to the Company by such persons.

                                                                           SHARES
                                                                        BENEFICIALLY     PERCENT OF
                       NAME OF BENEFICIAL OWNER                           OWNED(1)        CLASS(1)
----------------------------------------------------------------------  ------------     ----------
Tiger Management L.L.C................................................     7,106,455(2)     16.9%
  101 Park Avenue
  New York, New York 10178
Morgan Stanley Group, Inc.............................................     4,574,906(3)     10.9%
  1585 Broadway
  New York, New York
Guy B. Snowden, director and executive officer........................       768,598(4)      1.8%
Victor Markowicz, director and executive officer......................       753,186(5)      1.8%
William Y. O'Connor, director and executive officer...................       183,500(6)         *
Robert M. Dewey, Jr., director........................................        30,635(7)         *
Burnett W. Donoho, director...........................................        17,500(7)         *
Carl H. Freyer, retiring director.....................................        10,000(7)         *
The Rt. Hon. Lord Moore of Lower Marsh, P.C., director................        14,500(7)         *
Anthony Ruys, director................................................        10,000(7)         *
Lt. Gen. (Ret.) Emmett Paige, Jr., director nominee...................            --           --
Michael R. Chambrello, executive officer..............................        27,124(8)         *
Thomas J. Sauser, executive officer...................................        25,000(9)         *
All directors and executive officers, as a group (10 persons).........     1,851,543         4.4%

---------------
 *  Less than 1%

(1) The shareholdings reflected in this table do not include rights to receive stock granted under various Company plans to directors and executive officers that do not vest within 60 days of the date of this table.

(2) Based upon information set forth in the Form 13G/A filed by Tiger Management L.L.C. with the Securities and Exchange Commission as of February 12, 1997. Includes beneficial shareholdings of Tiger Performance L.L.C., Panther Partners, L.P. and Panther Management Company, L.P., affiliates of Tiger Management L.L.C.

(3) Based upon information set forth in the Form 13G/A filed by Morgan Stanley Group, Inc. and Miller Anderson & Sherrard, L.L.P., a wholly-owned subsidiary of Morgan Stanley Group, Inc., with the Securities and Exchange Commission as of May 7, 1997.

(4) Includes 44,000 shares held by five trusts established by Mr. Snowden for the benefit of family members as to which shares he disclaims beneficial ownership.

(5) Includes 302,026 shares held by a trust established by Mr. Markowicz for the benefit of family members as to which he disclaims beneficial ownership.

(6) Includes 181,000 shares subject to unexercised stock options granted under the Company's 1994 Plan which either have vested or will vest within 60 days.

(7) Includes 10,000 shares subject to unexercised stock options automatically granted under the Company's 1996 Plan following the Company's 1996 Annual Meeting, which options, subject to the terms and conditions of such plan, become exercisable on July 13, 1997.

(8) Includes 21,250 shares subject to vested but unexercised stock options granted under the Company's 1994 Plan.

(9) Shares subject to unexercised stock options granted under the Company's 1994 Plan which either have vested or will vest within 60 days.

EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Policies regarding executive compensation are set primarily by the Compensation Committee of the Board of Directors, subject to the terms of applicable employment contracts, as discussed below, and possible consultation with and ratification by the Board in certain circumstances.

Compensation Policies: General Principles.

     The Compensation Committee is committed to ensuring that policies of the Company respecting executive compensation effectively support the achievement of the Company's business objectives. Accordingly, such policies have been and continue to be based on the following general principles:

     - a pay-for-performance philosophy pursuant to which a significant portion of an executive's compensation is dependent upon the degree of attainment of the Company's established goals;

     - the use of multiple compensation components in order to optimize the impact of executive compensation in balancing the Company's short-term and long-term interests; and

     - a system of annual review and evaluation of the contribution of each executive to managing the Company in the context of previously defined goals.

     The Compensation Committee is mindful of the potential impact upon the Company of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. While reserving the right of the Company to offer such compensation arrangements as may be from time-to-time necessary to attract and retain top-quality management, the Compensation Committee intends to structure such arrangements, to the extent feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Code.

Executive Officer Employment Agreements.

     Two of the Company's five executive officers (the co-founders of GTECH Corporation, Mr. Snowden, Chairman and current Chief Executive Officer of the Company, and Mr. Markowicz, Vice Chairman of the Company) entered into multi-year employment agreements with the Company in 1990 providing for the payment of a fixed or determinable annual salary, an annual bonus and various fringe benefits. One additional executive officer (Mr. O'Connor, President and current Chief Operating Officer) entered into an employment agreement with the Company during the 1995 fiscal year on terms which were believed necessary to induce him to join the Company. Each of these employment agreements is structured to appropriately recognize the performance and contribution of the individual executive officers, as well as to retain and motivate top-quality management.*

     The remaining two executive officers currently are not party to employment contracts with the Company. These other executive officers receive annual compensation in the discretion of their superiors based upon a consideration of the principles set forth above.

Principal Components of Executive Compensation.

     Principal components of executive compensation currently include base salary, annual bonuses, and grants of stock options under the 1994 Stock Option Plan (except with respect to Messrs. Snowden and Markowicz who are not eligible for such grants).

     Base Salary. Executive officers (other than Messrs. Snowden and Markowicz) are reviewed annually by their superiors. In assessing whether salary increases are warranted with respect to those executive officers without employment agreements or in connection with the amendment, extension or renewal of an executive officer's employment agreement, the Company considers a number of factors, including performance on the

---------------

* See "Employment-Severance Agreements and Arrangements" and "Summary Compensation Table" below for further discussion of the Snowden/Markowicz/O'Connor employment arrangements.

job, internal compensation equity, external pay practices for comparable companies (not necessarily including the Peer Group companies referred to in the Shareholder Return Performance Graph below) and the executive officer's level of responsibility, experience and expertise, which factors may be given varying weights depending upon the circumstances.

     Annual Bonus. The Company's policy respecting the granting of annual bonuses is based upon the aims of recognizing individual merit and providing incentives for the achievement of corporate performance goals. Executive officers with employment agreements receive annual bonuses in accordance with such agreements, certain of which provide for a specified bonus based on a performance formula (as measured by the Company's earnings before depreciation, amortization, interest and taxes for the relevant fiscal year or as otherwise set by the Compensation Committee or the Board). Certain other employment contracts provide for annual bonuses based upon discretionary elements subject to a specified annual bonus floor. Executive officers without employment agreements receive annual bonuses in the discretion of their superiors consistent with the principles outlined above.

     Stock Options.** The Company's 1994 Stock Option Plan, as amended (the "1994 Plan"), originally was approved by the shareholders of the Company at the 1994 Annual Meeting. The Plan provides for the granting, for no cash consideration, of stock options to officers and other key employees of the Company and its subsidiaries, other than Messrs. Snowden and Markowicz. The 1994 Plan is administered by the Compensation Committee. Although the Committee is given broad discretion under the Plan, grants of options are subject to various restrictions as set forth in the Plan. The principal purpose of the Plan is to assist the Company in attracting and retaining officers and other key employees, motivating them to increase shareholder value, enabling them to participate in the value which has been created and to have a mutuality of interests with other shareholders.

     Grants under the 1994 Plan are wholly within the discretion of the Compensation Committee. Nevertheless, in making awards, the Committee takes into account numerous factors including the prospective recipient's level of responsibility, experience and expertise and years of service as well as internal compensation equity.

Rationale for Fiscal 1997 Compensation of the Chairman and Vice Chairman.

     Messrs. Snowden (who currently is the Chief Executive Officer) and Markowicz are treated virtually identically for compensation purposes, in accordance with the terms of their 1990 employment agreements (the "Employment Agreements"), as amended, with the Company. The fiscal 1997 base salaries and bonuses of Messrs. Snowden and Markowicz were determined strictly in accordance with the Employment Agreements as follows:

          (i) Base Salary. Each Employment Agreement provides for an initial annual base salary of $375,000 (increased annually based upon the Consumer Price Index). The base salaries paid to Messrs. Snowden and Markowicz with respect to fiscal 1997 were determined in strict accordance with this formula.

          (ii) Annual Bonus. The Employment Agreements provide for annual bonuses to be paid to Messrs. Snowden and Markowicz according to a formula based upon the Company's performance as measured by its earnings before depreciation, amortization, interest and taxes. The annual bonuses of Messrs. Snowden and Markowicz paid with respect to fiscal 1997 ($3,865,810 to each) were determined in strict accordance with this formula. As indicated above, neither Mr. Snowden nor Mr. Markowicz is eligible to receive grants of stock options under the 1994 Plan or under the proposed 1997 Stock Option Plan.

---------------

** See Proposal 2 above for information concerning the proposed 1997 Stock
   Option Plan.

          Mr. O'Connor was hired in 1994 under an employment agreement which contemplated his becoming Chief Executive Officer of the Company in due course, and he recently was elected to that office, effective at the July 14, 1997 Annual Meeting, to succeed Mr. Snowden who will remain as Chairman. Mr. Markowicz will remain as Vice Chairman. Under the provisions of their Employment Agreements, the employment terms of Messrs. Snowden and Markowicz are scheduled to expire on February 28, 1998.

Date: May 23, 1997
                                          The Fiscal 1997 Compensation Committee
                                          of
                                          the Board of Directors:

                                          Burnett W. Donoho***
                                          Carl H. Freyer
---------------
*** Joel J. Cohen was a Member of the Compensation Committee of the Board of
    Directors until late June 1996, when he retired from the Board. Mr. Donoho was appointed to fill the vacancy on the Compensation Committee created by Mr. Cohen's retirement.

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the annual and long-term compensation paid for fiscal years 1997, 1996, and 1995 to or for:
(i) the Company's Chief Executive Officer; and (ii) each of the Company's four other executive officers whose total annual salary and bonus for fiscal year 1997 exceeded $100,000 (collectively, the "Named Officers") for services rendered to the Company and its subsidiaries:

                                                                                       LONG-TERM COMPENSATION
                                                                            --------------------------------------------
                                              ANNUAL COMPENSATION                  AWARDS                 PAYOUTS
                                       ----------------------------------   --------------------   ---------------------
                                                                OTHER       RESTRICTED             LONG- TERM  ALL OTHER
                                                                ANNUAL        STOCK                 COMPEN-     COMPEN-
     NAME AND PRINCIPAL                SALARY      BONUS     COMPENSATION    AWARD(S)    OPTIONS/   SATION      SATION
        POSITION(1)           YEAR     ($)(2)       ($)         ($)(3)        ($)(4)     SARS(5)    PAYOUTS     ($)(6)
----------------------------  ----     -------   ---------   ------------   ----------   -------   ---------   ---------
Guy B. Snowden..............  1997     456,337   3,865,810      249,824            --         --      --         190,028
  Chairman &                  1996     445,207   3,078,550      223,413            --         --      --         156,789
  Chief Executive Officer     1995     433,502   2,302,480      147,330            --         --      --          96,173
Victor Markowicz............  1997     456,337   3,865,810      242,629            --         --      --         183,832
  Vice Chairman               1996     445,207   3,078,550      212,155            --         --      --         151,454
                              1995     433,502   2,302,480      149,087            --         --      --          91,864
William Y. O'Connor.........  1997     440,750     910,600      207,061            --         --      --          62,669
  President & Chief           1996     430,000     860,000      183,765            --    300,000      --           2,692
  Operating Officer           1995(7)   94,269     450,000        6,805        83,750    212,000      --             199
Thomas J. Sauser............  1997     300,000     250,000      190,416            --         --      --           2,393
  Senior Vice President &...  1996(8)   13,846      50,000           56            --    100,000      --              --
  Chief Financial Officer
Michael R. Chambrello.......  1997     261,077     300,000       84,937            --         --      --          28,672
  Executive Vice President    1996     210,000     160,000       77,147            --     15,000      --          21,279
                              1995     185,000     100,000       82,938            --     35,000      --          14,501

---------------
(1) Sets forth the names and principal positions of the Named Officers as of the end of fiscal 1997. After the close of fiscal 1997, William Y. O'Connor was named Chief Executive Officer of the Company. See "Employment -- Severance Agreements and Arrangements" below.

(2) Includes salary deferred under the Company's 401(k) retirement plan (the "Retirement Plan").

(3) Includes: (i) personal benefits provided by the Company and payments under the Company's Executive Perquisites Program (which provides officers above a certain rank with up to a pre-established dollar amount of specified benefits from which they may select); (ii) taxable fringe benefits provided by the

    Company, including automobile usage and the payment of relocation expenses; and (iii) gross-ups for taxes with respect to benefits provided by the Company, including with respect to the Company's Executive Perquisites Program, and the Company's 1992 supplemental retirement plan (the "SRP"). The Company made payments under the Executive Perquisites Program (a) to Messrs. Snowden and Chambrello of $27,500 in each of fiscal years 1997, 1996 and 1995; (b) to Mr. O'Connor of $27,500 in each of fiscal years 1997 and 1996 and $2,292 for fiscal year 1995; (c) to Mr. Markowicz of $25,868 for fiscal year 1997 and $27,500 for each of fiscal years 1996 and 1995; and (d) to Mr. Sauser of $27,500 for fiscal year 1997. In addition, the Company provided taxable fringe benefits to the Named Officers in the following amounts: Mr. Snowden -- $13,397 (1997); $20,833 (1996) and $8,424 (1995); Mr. Markowicz -- $9,742 (1997); $9,575 (1996) and $10,181
    (1995); Mr. O'Connor -- $36,876 (1997) and $66,697 (1996) (including imputed interest on certain loans made by the Company to Mr. O'Connor pursuant to his employment agreement) and $2,084 (1995); Mr. Sauser -- $91,193 (1997) and $33 (1996); and Mr. Chambrello -- $8,453 (1997); $8,339 (1996) and
    $8,644 (1995). The gross-up payments for taxes were: Mr. Snowden -- $208,927
    (1997); $175,081 (1996) and $111,406 (1995); Mr. Markowicz -- $207,019
    (1997); $175,081 (1996) and $111,406 (1995); Mr. O'Connor -- $142,686
    (1997); $74,527 (1996) and $2,429 (1995); and Mr. Chambrello -- $48,984
    (1997); $41,308 (1996) and $35,113 (1995).

(4) Represents grants of restricted stock rights ("RSRs") to Mr. O'Connor, as described below. Mr. O'Connor received, for no cash consideration, a grant of 5,000 RSRs in December 1994. RSRs granted to Mr. O'Connor vest ratably in four equal installments on the respective anniversaries of the grant date occurring in December 1995 through December 1998 and, upon vesting, each RSR is payable in one share of Common Stock, subject to adjustment. The terms of Mr. O'Connor's grant of RSRs also provide for the payment, upon vesting, of any dividends which may have been paid on the Common Stock during the vesting period. However, as indicated above, the Company has never paid any dividends and does not plan to do so in the foreseeable future. The dollar value of the grant of RSRs reflected in the table is based on the closing market price of the Company's Common Stock on the date of grant, which was $16.75.

    At February 22, 1997, the 5,000 RSRs held by Mr. O'Connor (2,500 vested shares and 2,500 unvested RSRs) had an aggregate value of $157,500 to Mr. O'Connor, based upon the closing market price of the Company's Common Stock on the last business day of fiscal 1997, which was $31.50.

(5) Represents the number of shares of Common Stock underlying stock options granted pursuant to the Company's 1994 Stock Option Plan. See "Fiscal Year-End Options Value Table" below.

(6) Includes the dollar value of insurance premiums paid by the Company during the covered fiscal year with respect to life insurance maintained on the lives of each of the Named Officers, matching contributions and profit sharing contributions paid by the Company with respect to the Named Officers under the Retirement Plan, and amounts provided under the Company's SRP. During fiscal year 1997, the Company: (i) paid insurance premiums with respect to life insurance maintained on the lives of the Named Officers in the following amounts: Mr. Snowden -- $11,022; Mr. Markowicz -- $4,962; Mr. O'Connor -- $2,492; Mr. Sauser -- $2,393; and Mr. Chambrello -- $594; (ii) made matching contributions under the Retirement Plan with respect to each of the Named Officers other than Mr. Sauser in the amount of $3,900; (iii) made profit sharing contributions under the Retirement Plan with respect to each of the Named Officers other than Mr. Sauser in the amount of $6,000; and (iv) made contributions under the SRP with respect to each of the Named Officers other than Mr. Sauser in the following amounts: Mr.
    Snowden -- $169,106; Mr. Markowicz -- $168,970; Mr. O'Connor -- $50,277; and
    Mr. Chambrello -- $18,178.

(7) Reflects compensation information with respect to the period from December 1994, the month in which Mr. O'Connor commenced his employment with the Company, through the end of fiscal 1995.

(8) Reflects compensation information only with respect to a portion of February 1996, the final month of fiscal 1996, when Mr. Sauser commenced his employment with the Company.

FISCAL YEAR-END OPTIONS VALUE TABLE

     During fiscal 1997 no grants of stock options were made to any Named Officer, nor were any stock options exercised by any Named Officer.

     The following table sets forth the value of all unexercised stock options held by Named Officers, as well as the number of shares of Common Stock of the Company underlying unexercised stock options held by Named Officers, as of the close of the Company's 1997 fiscal year on February 22, 1997:

                                                  NUMBER OF SHARES                VALUE OF UNEXERCISED
                                                   OF COMMON STOCK                    IN-THE-MONEY
                                             UNDERLYING STOCK OPTIONS(1)            STOCK OPTIONS(2)
                                            -----------------------------     -----------------------------
                   NAME                     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------------------------  -----------     -------------     -----------     -------------
Guy B. Snowden............................         --               --                 --               --
Victor Markowicz..........................         --               --                 --               --
William Y. O'Connor.......................    181,000          331,000        $ 1,698,125      $ 2,510,625
Thomas J. Sauser..........................     25,000           75,000        $    64,063      $   192,188
Michael R. Chambrello.....................     21,250           28,750        $   275,859      $   335,694

---------------
(1) All stock options reflected in this table were non-qualified options granted pursuant to the Company's 1994 Plan and are subject to its terms. These stock options become exercisable in annual ratable installments on the four successive anniversary dates of the respective dates of grant, subject to possible acceleration in the event of the termination of the Named Officers' employment or otherwise as provided in the 1994 Plan.

(2) Calculated based upon the aggregate of the differences between $31.50, the per-share market value of the Company's Common Stock as of the close of business on February 21, 1997, and the per-share exercise prices for the respective grants of stock options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, decisions regarding executive compensation were made primarily by the Compensation Committee, subject to the terms of applicable employment agreements and ratification by the full Board in certain circumstances. Mr. Snowden, Chairman and Chief Executive Officer, Mr. Markowicz, Vice Chairman, and Mr. O'Connor, President and Chief Operating Officer participated in deliberations of the Company's Board of Directors concerning executive officer compensation.

     Messrs. Cohen, Donoho and Freyer were members of the Compensation Committee during fiscal 1997. Mr. Cohen retired as director during fiscal 1997 and Mr. Donoho was appointed to fill the vacancy on the Compensation Committee created by Mr. Cohen's retirement. Mr. Cohen is Managing Director of the Investment Banking Division of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") which served as lead underwriter of the Company's secondary public offering of Common Stock by certain selling shareholders in June 1996 (the "June Offering") for which DLJSC received customary underwriting discounts and commissions which were paid by the selling shareholders. Further, pursuant to the Stockholders Agreement, the Company bore certain of the expenses, not including underwriting discounts and commissions, of the selling shareholders (which included DLJCC and its affiliates and certain directors and the executive officers of the Company and certain related trusts), aggregating approximately $553,000 in connection with the June Offering. The Company has agreed to indemnify the selling shareholders and underwriters against liabilities arising in connection with the June Offering.

EMPLOYMENT-SEVERANCE AGREEMENTS AND ARRANGEMENTS

     Messrs. Snowden and Markowicz are parties to employment agreements, each originally entered into in January 1990 (the "Employment Agreements"). Each Employment Agreement provides for an initial annual base salary of $375,000 (increased annually based upon the Consumer Price Index) and annual bonuses based upon the Company's earnings before depreciation, amortization, interest and taxes ("EBDAIT"). Under the terms of the Employment Agreements, the annual bonus for fiscal 1996 and any such extension year thereafter is as follows: (i) $2,000 for each $1 million of EBDAIT if EBDAIT is less than $65 million; (ii) $6,000 for each $1 million of EBDAIT less $260,000 if EBDAIT is equal to or greater than $65 million but less than $85 million; and
(iii) $15,000 for each $1 million of EBDAIT less $1.025 million if EBDAIT is equal to or greater than $85 million. EBDAIT for fiscal 1997 was approximately $326.1 million. If the Company has not been operated in the ordinary course of business with respect to a fiscal year, the Employment Agreements provide that appropriate adjustments to EBDAIT shall be negotiated. The Employment Agreements also provide for life insurance and other benefits.

     Each Employment Agreement automatically was extended on March 1, 1996 for two years, and each is scheduled to expire on February 28, 1998. Under the terms of the Employment Agreements, the Company is required to pay the executive 50% of his salary and bonus and to provide other fringe benefits the executive would otherwise have received for three years following expiration, subject to acceleration in certain circumstances. The Employment Agreements also provide that the executive may not compete with the Company in certain specified activities for three years following termination of employment, except in connection with a "change of control." A "change of control" generally is deemed to have occurred under the Employment Agreements if any of the following occurs:
(i) individuals appointed by DLJCC, the Voting Trustee and the Management Investors (as defined in the Agreements) cease to constitute a majority of the Board of Directors; (ii) any "person" or "group" (as defined under the Securities Exchange Act of 1934) becomes a "beneficial owner" (as defined under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company's then-outstanding common equity securities; or
(iii) all or substantially all of the assets of the Company have been sold to a third party.

     Under the agreements with Messrs. Snowden and Markowicz, if either executive's employment is terminated by the Company without Cause or due to disability or by the executive for Good Reason, the executive is entitled to receive his salary and bonus through the end of the term and 50% of his salary and bonus for three years thereafter, plus other benefits the executive otherwise would have been entitled to receive for three years following termination. If the executive's employment is terminated by the Company for Cause or by the executive other than for Good Reason or upon a change of control, the executive is entitled to his accrued salary and benefits and, in certain circumstances, a pro rata portion of his bonus. Upon termination by the executive as a result of a change of control, the executive is entitled to accrued salary and benefits and to a specified portion of any bonus received for the prior year. "Good Reason" is defined in these agreements to mean: (i) the assignment to the executive of duties that are materially inconsistent with the scope of the executive's stated duties; (ii) the Company's failure to pay the executive any amounts vested and due under his employment agreement or any other Company plan; (iii) a reduction in benefits to the executive; (iv) a change in title of the executive; or (v) a breach of the Company's obligations not to relocate the executive without his consent. "Cause" is defined to mean: (i) any willful failure by the executive to substantially perform his employment duties;
(ii) any engagement by the executive in serious misconduct which is injurious to the Company; (iii) any breach by the executive of the Company's policies with respect to confidentiality, protection of intellectual property or non-competition; (iv) the executive's conviction of a crime involving fraud, misrepresentation, gambling or a felony; or (v) the executive's habitual intoxication or abuse of drugs or controlled substances.

     Mr. O'Connor entered into an employment agreement with the Company in October 1994. The term of Mr. O'Connor's employment under this agreement commenced on December 15, 1994 and continues through November 1997, subject to automatic one-year extensions commencing December 1, 1997 (and December 1 of each successive year) unless either party gives prior notice of non-renewal. The agreement provides for a minimum annual base salary of $430,000 (increased annually starting on March 1, 1996, based upon the Consumer Price Index and otherwise in the discretion of the Board or the Compensation Committee), an annual incentive bonus up to a maximum of 200% of his then-current base salary and life insurance and various other benefits. The agreement provides that a portion of such incentive bonus is to be based upon the extent to which certain specified minimum, target and maximum annual earnings per share levels and management objectives (to be agreed to each year by the Compensation Committee or the Board of Directors after consultation with Mr. O'Connor) have been obtained. Since the management objectives and maximum annual earnings per share levels established for fiscal 1997 were exceeded, Mr. O'Connor received the maximum incentive bonus for which he was eligible in fiscal 1997 calculated on the basis of his March 1, 1997 base salary.

     Pursuant to the agreement, as amended, the Company granted Mr. O'Connor 5,000 Restricted Stock Rights in December 1994 which vest over four years, subject to acceleration. In accordance with the agreement, the Company also granted Mr. O'Connor options to purchase a total of 512,000 shares of Common Stock of the Company under the Company's 1994 Stock Option Plan between December 1994 and January 1996. Such options will accelerate in the event of a change of control.

     Pursuant to the agreement, Mr. O'Connor was nominated for election, and initially elected, as a director of the Company at the 1995 Annual Meeting.

     Under the agreement, if Mr. O'Connor's employment with the Company is terminated by reason of his death, retirement from active employment (with the consent of the Board and in accordance with the retirement policies of the Company), resignation (other than for Good Reason) or discharge by the Company for Cause, Mr. O'Connor (or his estate, as the case may be) is entitled to receive his base salary, benefits and bonus amounts, if any, accrued through the date of termination. If Mr. O'Connor's employment is terminated by the Company by reason of disability, discharge by the Company without Cause, his resignation for Good Reason or failure by the Company to renew the employment term through November 2008, in certain circumstances, he is entitled to receive, in addition to all salary, bonuses and benefits accrued through the end of the then-current term, his base salary and the life insurance coverage provided for under the agreement for three years thereafter, plus medical benefits for up to one year thereafter. The agreement provides that, irrespective of the reason for his termination of employment with the Company, Mr. O'Connor may not compete with the Company in certain specified businesses for three years after the date of such termination. With certain exceptions, "Cause" and "Good Reason" are defined in Mr. O'Connor's agreement in generally the same manner as in the employment agreements of Messrs. Snowden and Markowicz.

     As previously indicated, Mr. O'Connor has been elected Chief Executive Officer of the Company, effective at the Meeting. In connection with this promotion, the Company and Mr. O'Connor are negotiating a new employment agreement, the terms of which have not been finalized, but which are expected to include, among other things, an increase in base and incentive compensation and certain benefits, as well as provisions affording Mr. O'Connor certain rights and benefits in the event of a change of control of the Company.

     The Company does not currently have formal employment agreements with the other two Named Officers: Messrs. Chambrello and Sauser. However, the Board of Directors has authorized change of control agreements with them which agreements are expected to provide for: (i) acceleration of their stock options upon a change of control; and (ii) if their employment is terminated in certain circumstances following a change of control, for a lump sum payment equal to
2.99 times current base salary and most recent annual incentive compensation, plus certain gross-up tax payments.

     The Company has two defined contribution 401(k) retirement savings and profit sharing plans (the "Plans") covering (subject to applicable time of service requirements) substantially all full-time employees in the United States, including the Named Officers. Under these Plans, an eligible employee may elect to defer receipt of a portion of base pay for each year in which case the Company will contribute this amount on the employee's behalf to the Plans and also will make a matching contribution equal to 50% of the amount that the employee has elected to defer, up to a maximum matching contribution of 2 1/2% of the employee's base pay. The Company, at its discretion, may contribute additional amounts to the Plans on behalf of employees based upon its profits for a given fiscal year. Participants are 100% vested at all times in their entire account balance in the Plans. Benefits under the Plans generally will be paid to participants upon retirement or in certain other limited circumstances. The Company also has a Supplemental Retirement Plan, that is a defined contribution plan that provides to certain key employees, including the Named Officers, additional retirement benefits. The Company, at its discretion, may contribute additional amounts to the plan on behalf of such key employees equal to the percentage of profit sharing contributions contributed for the calendar year multiplied by the key employees' compensation (as defined) for such year. See "Summary Compensation Table," above.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The Company's Common Stock first commenced active public trading at the time of the Company's public offering of Common Stock on July 22, 1992. The graph set forth below compares, for the period July 1992 through February 22, 1997 (the end of the Company's 1997 fiscal year), the cumulative total return to holders of Common Stock of the Company with the cumulative total return of the Standard & Poor's Composite 500 Index (the "S&P 500") and of a peer group index of four companies selected by the Company (the "Peer Group").

     The Peer Group consists of Video Lottery Technologies, Inc. (on-line lottery and video lottery); International Totalizator Systems, Inc. (on-line lottery and totalizator); International Game Technology (video lottery) and Autotote Corporation (on-line lottery). The Company elected to use the Peer Group Index rather than a published industry or line of business index because the Company is not aware of any such published index of companies which are as comparable in terms of their businesses. For the purposes of the Peer Group Index, the Peer Group companies have been weighted based upon their relative market capitalizations.

                COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN*
              AMONG GTECH HOLDINGS CORPORATION, THE S&P 500 INDEX
                                AND A PEER GROUP

        MEASUREMENT PERIOD                                                    GTECH HOLDINGS
      (FISCAL YEAR COVERED)              S & P 500          PEER GROUP          CORPORATION
7/22/92                                    100                 100                 100
FEB-93                                     110                 166                 200
FEB-94                                     119                 177                 196
FEB-95                                     128                  79                 110
FEB-96                                     172                  78                 181
FEB-97                                     217                  89                 174

* The above graph assumes an investment of $100 in the Company and the S&P 500 companies on July 22, 1992 and in the Peer Group companies on June 30, 1992 and that all dividends were reinvested. The performances indicated in the above table are not necessarily indicative of future performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 1995 the Company implemented a loan program under the Company's 1990 Restricted Stock Unit Plan under which employees whose Restricted Stock Units become taxable compensation to them can obtain loans from the Company to assist them in paying applicable federal and state income tax withholding. No loans were made under this program to any of the Company's executive officers during fiscal 1997. Pursuant to the program, the Company made a loan during fiscal 1995 to Mr. Snowden, the Company's Chairman, in the amount of $1,376,028.66, which loan remained outstanding during a portion of fiscal 1997. Such loan bore interest at the rate of 7.1% per annum, was payable (principal plus all accrued interest) in full in a single payment on or before February 1, 1997, and was evidenced by a Promissory Note. Mr. Snowden repaid such indebtedness in full in June 1996.

     During fiscal 1995 the Company, pursuant to the terms of its employment agreement with Mr. O'Connor, made loans to him in the aggregate amount of $900,000, to enable him to retire certain third-party indebtedness. The loans to Mr. O'Connor consisted of a $400,000 loan under a line of credit arrangement which bore no interest and which was repaid in full during fiscal 1997, and a loan in the amount of $500,000 bearing interest at the rate of 6.0% per annum which is repayable in full on or before November 1, 1999. As of June 1, 1997, an aggregate outstanding principal amount of $500,000 remained with respect to such loan.

     During fiscal 1997, DLJSC served as lead underwriter of the Company's secondary public offering of Common Stock by certain selling shareholders in June 1996 (the "June Offering") for which DLJSC received customary underwriting discounts and commissions which were paid by the selling shareholders. Further, pursuant to the Stockholders Agreement, the Company bore certain of the expenses, not including underwriting discounts and commissions, of the selling shareholders (which included DLJCC and its affiliates and certain directors and the executive officers of the Company and certain related trusts) aggregating approximately $553,000 in connection with the June Offering. The Company has agreed to indemnify the selling shareholders and underwriters against liabilities arising in connection with the June Offering.

     The officers and directors of the Company also are parties to indemnification agreements with the Company providing for, and the By-Laws of the Company also provide for, their indemnification by the Company against certain liabilities (including legal fees and expenses) incurred in legal proceedings or otherwise in connection with their present or past status as an officer or director of the Company. Certain legal proceedings and governmental investigations, including, for example, those respecting Richard Branson relating to allegations made by and against the Company's Chairman and its press spokesman, involve both the Company and one or more of its executive officers. During fiscal 1997, the Company paid an aggregate of approximately $3,930,000 in attorneys' fees in connection with such matters directly or indirectly involving executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and officers and persons, or a "group" of persons, who own more than 10% of a registered class of the Company's equity securities, to file initial reports of beneficial ownership of certain equity securities of the Company, and reports of subsequent changes in ownership, with the SEC and the New York Stock Exchange. Such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms which they file relating to securities of the Company.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1997, the Company believes that such filing requirements applicable to its directors, officers and persons known to the Company to own more than 10% of a registered class of the Company's equity securities have been complied with, on a timely basis.

INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP served as the Company's independent public accountants for fiscal 1997. The Company anticipates that Ernst & Young LLP will serve as its independent public accountants for fiscal 1998, subject to the formal recommendation of the Audit Committee and approval of the Board of Directors.

     A representative of Ernst & Young LLP is expected to be present at the Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

SOLICITATION OF PROXIES

     The cost of soliciting the proxies will be paid by the Company. Directors, officers and employees of the Company may solicit proxies in person, or by mail, telephone or telegraph, but no such person will be specifically compensated for such services. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing. In addition, the Company has retained D.F. King & Co., Inc. to solicit proxies on its behalf. Under the terms of its agreement with the Company, D.F. King & Co., Inc. shall provide such services to the Company for a fee estimated at $4,000, plus reimbursement of expenses.

SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy material for the 1998 Annual Meeting of Shareholders, shareholders' proposals to take action at such meeting must comply with applicable Securities and Exchange Commission rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page 1 of this proxy statement, and must be received by the Company not later than February 6, 1998.

MISCELLANEOUS

     A copy of the Company's 1997 Annual Report to Shareholders is being mailed with this proxy statement but is not to be regarded as proxy solicitation material.

     THE COMPANY, UPON REQUEST, WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT WITHOUT EXHIBITS) FOR FISCAL 1997. COPIES OF EXHIBITS TO THE FORM 10-K ALSO WILL BE FURNISHED UPON REQUEST AND THE PAYMENT OF A REASONABLE CHARGE. ALL REQUESTS SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY AT THE OFFICES OF THE COMPANY SET FORTH ON PAGE 1 OF THIS PROXY STATEMENT.

                                          By order of the Board of Directors,

                                          CYNTHIA A. NEBERGALL,
                                          Secretary

June 3, 1997

                                                                        APPENDIX

                           GTECH HOLDINGS CORPORATION
                             1997 STOCK OPTION PLAN

SECTION 1.  PURPOSE; DEFINITIONS

     The name of this plan is the GTECH Holdings Corporation 1997 Stock Option Plan (the "Plan"). The purpose of the Plan is to enable officers and other key employees of GTECH Holdings Corporation (the "Company") and its Affiliates to own shares of stock in the Company, participate in the shareholder value which has been created, and have a mutuality of interest with other shareholders, and to enable the Company to attract, retain and motivate key employees.

     For the purposes of the Plan the following terms shall be defined as set forth below:

          (a) "Affiliate" means any corporation which is a subsidiary of the Company within the definition of "subsidiary corporation" under Section 424(f) of the Code.

          (b) "Board"  means the Board of Directors of the Company.

          (c) "Cause" means (i) the willful failure by the Participant to perform substantially his duties as an employee of the Company (other than due to physical or mental illness) after reasonable notice to the Participant of such failure, (ii) the Participant's engaging in serious misconduct that is injurious to the Company, (iii) the Participant's having been convicted of, or entered a plea of nolo contendere to a crime that constitutes a felony, (iv) the breach by the Participant of any written covenant or agreement with the Company not to disclose any information pertaining to the Company or not to compete or interfere with the Company, or (v) abuse of illegal drugs or other controlled substances, or habitual intoxication.

          (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

          (e) "Committee" means the Committee referred to in Section 2 below. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

          (f) "Company" means GTECH Holdings Corporation, a corporation organized under the laws of the State of Delaware, or any successor organization.

          (g) "Disability" means permanent and total disability as determined under the Company's long-term disability program.

          (h) "Fair Market Value" means, as of any given date, the mean of the highest and lowest quoted selling prices of the Stock on the New York Stock Exchange (consolidated trading) or such other method of determining Fair Market Value as shall be authorized by the Code, or the rules and regulations thereunder, and adopted by the Committee.

          (i) "Incentive Stock Option" means any Stock Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

          (j) "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

          (k) "Participant" means a key employee to whom a grant is made under the Plan.

          (l) "Plan" means the GTECH Holdings Corporation 1997 Stock Option Plan, as hereinafter amended from time to time.

          (m) "Retirement" means retirement from active employment with the Company and any Affiliates with the consent of the Board or in accordance with the retirement policies of the Company.

          (n) "Rules" means the regulations promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (o) "Securities Broker" means a registered securities broker acceptable to the Company who agrees to effect the cashless exercise of an Option pursuant to paragraph 5(d) below.

          (p) "Stock" means the Common Stock $.01 par value per share, of the Company.

          (q) "Stock Option" or "Option" means any Incentive or Non-Qualified Stock Option to purchase shares of Stock granted pursuant to Section 5 below.

     In addition, the terms "Change-in-Control" and "Incumbent Director" shall have meanings set forth, respectively, in Section 6.

SECTION 2.  ADMINISTRATION

     The Plan shall be administered by a Committee of not fewer than two (2) "non-employee directors" (within the meaning of Rule 16b-3(b) (3) under the Exchange Act, or any successor thereto) of the Company who are also "outside directors" (within the meaning of Treasury Regulation Section 1.162-27(e) (3), or any successor thereto), who shall be appointed by the Board of Directors of the Company and who shall serve at the pleasure of the Board.

     The Committee shall have the authority to grant Stock Options to eligible employees, pursuant to the terms of the Plan.

     In particular, the Committee shall have the authority, subject to the terms of the Plan, to:

          (a) select the officers and other key employees of the Company and its Affiliates to whom Stock Options may from time to time be granted hereunder;

          (b) determine whether and to what extent Incentive Stock Options and Non-Qualified Stock Options or any combination thereof, are to be granted hereunder;

          (c) determine the number of shares to be covered by each such grant hereunder; and to

          (d) determine the terms and conditions of any grant hereunder including, but not limited to: the share price, any restriction or limitation regarding, or any vesting acceleration or forfeiture relating to, any Stock Option or the shares of Stock relating thereto, based on such factors as the Committee shall determine, in its sole discretion, from time to time.

     The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, and to make all other determinations (including, without limitation, whether a Participant has incurred a Disability) necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons including the Company and Plan participants.

SECTION 3.  AUTHORIZED SHARES AND ADJUSTMENTS

          (a) Stock Subject to Plan. The stock to be subject or related to grants under the Plan shall be shares of the Company's Stock and may be either shares held in the treasury of the Company or authorized and unissued shares. Subject to adjustment in accordance with paragraph 3(b) below, up to an aggregate maximum of 2,800,000 shares shall be authorized for Stock Options under the Plan, any or all of which may be granted in the form of Incentive Stock Options; provided however, that in any calendar year in which the Plan is in existence, Stock Options granted to any one Participant in the Plan may not cover more than 150,000 shares of Stock authorized under the Plan.

     Any shares of Stock subject to a Stock Option which expires or otherwise terminates for any reason whatever (including, without limitation, the surrender thereof) without having been exercised, shall continue to be available for the granting of Options under the Plan; provided, however, that except as contemplated in paragraph 3(b) below, no Stock Option shall be exchanged for another Stock Option with a lower exercise price.

          (b) Capital Adjustments. The number of shares which may be issued under the Plan, the maximum number of shares with respect to which Stock Options may be granted to any individual Participant under the Plan, both as stated in paragraph 3(a) above, the number of shares issuable upon exercise of outstanding Stock Options under the Plan (as well as the Option exercise price per share under such outstanding Options), shall, subject to the applicable provisions of Section 424(a) of the Code, be adjusted, as may be deemed appropriate by the Committee, to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of the Company.

     In the event of a corporate transaction (as that term is described in Section 424(a) of the Code and the Treasury Regulations issued thereunder as, for example, a merger, consolidation, acquisition of property or stock, reorganization, or liquidation), each outstanding Stock Option shall be assumed by the surviving or successor corporation; provided, however, that, in the event of a proposed corporate transaction, the Committee may terminate all or a portion of the outstanding Stock Options if it determines that such termination is in the best interests of the Company. If the Committee decides to terminate outstanding Stock Options, the Committee shall give each Participant holding a Stock Option to be terminated not less than fourteen days' notice prior to any such termination by reason of such a corporate transaction, and any such Stock Option which is to be so terminated may be exercised (to the extent that it is then exercisable or to any greater extent as the Committee, in its sole discretion, shall determine) up to and including the date immediately preceding such termination.

     The Committee also, in its discretion, may change the terms of any outstanding Stock Option to reflect any such corporate transaction, provided that, in the case of Incentive Stock Options, such change is excluded from the definition of a "modification" under Section 424(h) of the Code.

SECTION 4.  ELIGIBILITY

     Officers and other key employees of the Company and its Affiliates (but excluding members of the Committee, any person who serves only as a director of the Company and/or of its Affiliates and Messrs. Guy B. Snowden and Victor Markowicz) who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and/or its Affiliates and who are selected by the Committee are eligible for grants under the Plan. Selection of an employee for a grant at any time does not give an employee the right to receive any additional grants in the future, unless such employee is again selected by the Committee.

SECTION 5.  STOCK OPTIONS

     The Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

     Each Stock Option shall be evidenced by a Stock Option (i.e., Grant) agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

     Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the optionee(s), so as to disqualify any Incentive Stock Option under such
Section 422.

     Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate:

          (a) Option Price. The option exercise price per share of Stock shall be determined by the Committee at the time of grant but shall be not less than the 100% of the Fair Market Value of the Stock on the date of grant. However, any Incentive Stock Option granted to any optionee who, at the time such Option is granted, owns more than 10% of the voting power of all classes of stock of the Company or of a "Parent" or "Subsidiary" corporation (as such terms are defined in the Code and the regulations promulgated thereunder), shall have an exercise price not less than 110% of Fair Market Value per share on date of the grant.

          (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date the Option is granted. However, any Incentive Stock Option granted to any optionee who, at the time the option is granted owns more than 10% of the voting power of all classes of Stock of the Company, or of a Parent or Subsidiary corporation, may not have a term of more than five years. No Option may be exercised by any person after expiration of the term of such Option.

          (c) Exercisability. Subject to Section 7 below, Stock Options shall be exercisable at such time or times (including on an accelerated basis) and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided however, that except as provided in paragraph 5(f) or Section 6 below, unless otherwise determined by the Committee at or after grant, no Stock Option shall be exercisable during the six months following the date of the granting of such Option. Only full shares shall be issued under the Plan, and any fractional share which might otherwise be issuable upon the exercise of an Option granted under the Plan shall be forfeited.

          (d) Method of Exercise. Subject to the terms and conditions established by the Committee under paragraph 5(c) above, Stock Options may be exercised, in whole or in part to the extent exercisable, at any time and from time to time during the option exercise period, by giving written notice of exercise to the Company specifying the number of shares to be purchased.

          Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check, or such other instrument as the Committee may accept. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee; provided however, that in the case of an Incentive Stock Option, the right to make a payment in the form of currently owned shares may be authorized only at the time such Option is granted.

          If payment of the option exercise price of a Stock Option is made in whole or in part in the form of stock already owned by the Participant, the Company may require that the Stock be owned by the Participant for a period of time so that such payment would not result in a charge to the Company's earnings as a result of the exercise. Such provision also may be used by the Company to prevent a pyramid exercise.

          As soon as practicable after receipt of a written exercise notice and full payment of the exercise price, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Stock.

          Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a "cashless exercise" of an Option. Any such cashless exercise shall be effected by the Participant delivering to the Securities Broker instructions to sell a sufficient number of shares of Common Stock to cover the costs and expenses associated therewith.

          (e) Transferability of Options. No Stock Option shall be transferable by the optionee other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during such optionee's lifetime, only by the optionee, except to the extent otherwise permitted by the Committee and, in the case of Stock Options intended to be Incentive Stock Options, under the applicable provisions of Code Section 422 and the regulations promulgated thereunder.

          A transferred Stock Option shall continue to be subject to the same terms and conditions as were applicable to such Stock Option immediately prior to transfer, and the original optionee shall remain subject to tax withholding under paragraph 8(d) below with respect to such Stock Option. Further, the events of termination of employment of paragraphs 5(f) and (g) below shall continue to be applied with respect to the original optionee, following which events the transferred Stock Option shall be exercisable by the transferee only to the extent, and for the periods specified in, said paragraphs 5(f) and (g).

          (f) Termination of Employment. Subject to Section 7 below, at or after the date of grant, the Committee shall determine, in its sole discretion, the extent to which any unexercised Options held by the optionee shall be exercised during the remaining term of such Options, including whether such Options shall be exercised on an accelerated basis, in the event an optionee's employment by the

     Company terminates by reason of death, Disability, Retirement, or termination without Cause; provided however, that the exercise period for any Option shall not exceed the shorter of (i) three years (or such shorter period required by Section 422 of the Code in the case of Incentive Stock Options) from the date of such termination or (ii) the stated term of such Stock Option.

          (g) Termination for Cause. Unless otherwise determined by the Committee, in its sole discretion, if an optionee's employment by the Company terminates for Cause, all unexercised vested and non-vested outstanding Options held by such optionee shall lapse and be forfeited.

          (h) Incentive Stock Option Limitations. To the extent required for "Incentive Stock Option" status under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the optionee during any calendar year under the Plan and/or any other stock option plan of the Company or a Parent or Subsidiary of the Company (within the meaning of Section 424 of the Code) shall not exceed $100,000.

SECTION 6.  CHANGE-IN-CONTROL PROVISIONS

          (a) Impact of Event. In the event of a "Change-In-Control" as defined in paragraph 6(b) below, unless otherwise determined by the Committee at or after grant, but prior to the occurrence of such Change-In-Control and subject to paragraph 3(b) above, any and all Stock Options awarded under the Plan not previously exercisable and vested shall become fully vested and exercisable.

          (b) Definition of "Change-In-Control." For purposes of paragraph 6(a) above, a "Change-In-Control" means the happening of any of the following:

             (i) the members of the Board at the beginning of any consecutive twenty-four calendar month period (the "Incumbent Directors") cease for any reason other than due to death to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such twenty-four calendar month period shall be deemed an Incumbent Director;

             (ii) any "person," including a "group" (as such terms are used in Sections 13(d) and (14(d) of the Exchange Act, but excluding the Company, any of its Affiliates or any employee benefit plan of the Company or any of its Affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company's then outstanding securities;

             (iii) the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 50% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

             (iv) the purchase of Stock pursuant to any tender or exchange offer made by any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any of its Affiliates or any employee benefit plan of the Company or any of its Affiliates, for 30% or more of the Stock of the Company.

SECTION 7.  AMENDMENTS AND TERMINATION

     The Board may amend, alter, or discontinue the Plan at any time and from time to time, but no amendment, alteration, or discontinuation shall be made which would materially impair the rights of a

Participant with respect to a Stock Option which has been granted under the Plan, without the Participant's consent, and no amendment shall be made which, without the approval of the Company's stockholders:

          (a) would, with respect to any amendment:

             (i) materially increase the benefits accruing to directors and officers, within the meaning of Rule 16a-1(f) under the Exchange Act (hereinafter referred to as "Officers"), under the Plan;

             (ii) materially increase the number of shares of Stock which may be issued to directors and Officers under the Plan; or

             (iii) materially modify the requirements as to eligibility for directors and Officers to participate in the Plan;

          (b) would, with respect to Incentive Stock Options:

             (i) change the class of employees eligible to participate in the Plan;

             (ii) except as permitted under Section 3 above, increase the maximum number of shares of Stock with respect to which Incentive Stock Options may be granted under the Plan; or

             (iii) extend the duration of the Plan under Section 9 below with respect to any Incentive Stock Options granted hereunder.

     The Committee may amend the terms of any Stock Option theretofore granted hereunder, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall materially impair the rights of any holder without the holder's consent, nor reduce the exercise price of such Stock Option.

     Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable tax laws and accounting rules, as well as other developments.

SECTION 8.  GENERAL PROVISIONS

          (a) The Committee may require each person purchasing shares pursuant to a Stock Option under the Plan to represent to and agree with the Company in writing that the optionee or Participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

          All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Exchange Act, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          (b) Nothing contained in the Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

          (c) The adoption of the Plan and the receipt of grants hereunder shall not confer upon any employee of the Company or any Affiliate any right to continued employment with the Company or any Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment of any of its employees at any time. Further, an optionee shall have no rights as a shareholder of the Company with respect to any shares covered by such person's Options until the issuance of a stock certificate to him or her representing such shares.

          (d) No later than the date as of which an amount first becomes includible in the gross income of a Participant for Federal income tax purposes with respect to any Stock Option under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, the minimum required withholding obligations may be settled with Stock, including Stock that is part of the Stock Option that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

          (e) At the time of grant of any Stock Option, the Committee may provide that any shares of Stock received as a result of such grant shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any shares that the Participant wishes to sell, with the price being the then Fair Market Value of the Stock, subject to such other terms and conditions as the Committee may specify at the time of grant.

          (f) Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company, to the fullest extent permissible by Delaware Law, against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company's approval, or paid by such person in satisfaction of any judgement in any such action, suit, or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

          (g) Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees in cash or property, in a manner which is not expressly authorized under the Plan.

          (h) The granting of awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

          (i) Grants made and amounts received under the Plan shall not be deemed compensation for purposes of calculating an employee's rights under any employee benefit plan unless otherwise expressly stated in such plan.

          (j) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with laws of the State of Delaware.

SECTION 9.  EFFECTIVE DATE AND DURATION OF PLAN

     The Plan shall become effective on May 21, 1997; provided, however, that if the Plan is not approved by the requisite vote of the Company's stockholders prior to May 21, 1998, the Plan and any and all Stock Options granted hereunder shall be null and void. Unless earlier terminated as provided in the Plan, the Plan shall terminate at 12:00 midnight on May 20, 2007, and no Stock Option shall be granted under the Plan thereafter. However, termination of the Plan shall not affect any Stock Options previously granted, which Stock Options shall remain in effect in accordance with their terms and the terms of the Plan.

                                     PROXY

                           GTECH HOLDINGS CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS, JULY 14, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints DENISE M. OGILVIE, BRENDAN J. RADIGAN and XIAOWEI WALDRON and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of GTECH HOLDINGS CORPORATION, held of record by the undersigned on May 28, 1997, at the Annual Meeting of Shareholders of GTECH Holdings Corporation to be held July 14, 1997, and at any adjournment thereof.

        The Board of Directors recommends a vote FOR Proposals Nos. 1 and 2. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSALS NOS. 1 AND 2 IF NO SPECIFICATION IS MADE.

                     (Continued and to be dated and signed on the reverse side)

                                        GTECH HOLDINGS CORPORATION
                                        P.O. BOX 11349
                                        NEW YORK, N.Y. 10203-0349

(1) Election of Burnett W. Donoho and Lt. Gen. (Ret.) Emmett Paige, Jr. (USA) as directors of GTECH Holdings Corporation for a three year term of office expiring in 2000.

          VOTE FOR          WITHHOLD AUTHORITY        VOTE FOR ALL, EXCEPT FOR
        ALL NOMINEES         FOR ALL NOMINEES          THE FOLLOWING NOMINEE

            / /                   / /                          / /

     (Insert the name of the nominee for whom you do not wish to vote in the space provided.)

     __________________________________________________________________________


(2)  Approve the GTECH Holdings Corporation 1997 Stock Option Plan.

            FOR                 AGAINST                      ABSTAIN
            / /                   / /                          / /

(3) In their discretion on such other business as may properly come before the meeting.

                                                Change of Address and
                                                or Comments Mark Here / /

                                          Please sign your name exactly as it
                                          appears hereon. When signing as
                                          attorney, executor, administrator,
                                          trustee or guardian, please give full
                                          title as such. If a corporation,
                                          please sign in full corporate name by
                                          President or other authorized
                                          officer. If a partnership, please sign
                                          name by authorized person

                                          Dated:_________________________, 1997

                                          _____________________________________
                                               (Signature of Shareholder)

                                          _____________________________________
                                          (Signature of Additional Shareholder)

                                          VOTES MUST BE INDICATED
                                          (X) IN BLACK OR BLUE INK.   / /

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.